Exhibit 6.4

PromiCell, Inc.

2023 Equity Incentive Plan

Notice of Stock Option Grant

Unless otherwise defined in this Notice of Stock Option Grant (the “Notice”), any capitalized terms used in will have the meaning ascribed to them in the PromiCell, Inc. 2023 Equity Incentive Plan (as may be amended or restated from time to time, the “Plan”). The Participant has been granted an option to purchase Common Stock (the “Option”) of PromiCell, Inc., a Delaware corporation (the “Company”), subject to the terms and conditions of this Notice, the Plan and the Stock Option Agreement (the “Option Agreement”), which are incorporated herein by reference.

Name of Participant:	Marie Bleakley

Grant Number	As reflected in Carta

Total Number of Shares:	100,000

Type of Option:	Nonstatutory Stock Option (NSO)

Exercise Price per Share:	$0.545

Date of Grant:	May 17, 2024

Vesting Schedule:	The number of shares subject to the Option shall vest in ratable quarterly installments over a three (3) year period, commencing with the calendar quarter ending June 30, 2024 and each subsequent calendar quarter thereafter through the calendar quarter ending March 31, 2027, subject to the Optionee’s continuous service with the Company through the applicable vesting date.

Vesting Commencement Date:	April 1, 2024

Repurchase Right:	The Company retains a right to repurchase any shares acquired upon the exercise of this Option at the Repurchase Price (as defined in the Option Agreement) as provided in Section 7(h) of the Option Agreement.

Expiration Date:	May 17, 2034. This Option expires earlier if the Participant’s Service terminates earlier, as provided in Section 6 of the Option Agreement.

By signing below, the Participant and the Company agree that this Option is granted under, and governed by the terms and conditions of the Plan and the Option Agreement. Both of these documents are attached to, and made a part of, this Notice. Section 13 of the Option Agreement includes important acknowledgements of the Participant.

Promicell, inc.

By:	/s/ Miltiadis Sougioultzoglou M.D.
Name:	Miltiadis Sougioultzoglou M.D.
Title:	President
Addrees:	3350 Virginia Street, 2nd Floor, Coconut Grove, FL 33133

Participant:

By:	/s/ Marie Bleakley
Name:	Marie Bleakley
07/04/2024